Exhibit 99.1

[AVANIR PHARMACEUTICALS LOGO]

AVANIR PHARMACEUTICALS REPORTS
FOURTH QUARTER FISCAL 2006 FINANCIAL RESULTS

San Diego, Calif., December 11, 2006 – Avanir Pharmaceuticals (NASDAQ: AVNR) today reported unaudited financial results for the quarter and fiscal year ended September 30, 2006.

Fourth Quarter 2006 Results
For the fourth quarter ended September 30, 2006, Avanir’s net loss was $22.2 million, or $0.70 per share, compared to $1.3 million, or $0.05 per share, for the same period in 2005. The commercial launch activities for Zenvia™ (formerly referred to as Neurodex™) increased Avanir’s operating expenses in the period, which contributed to a significant part of the increase in net loss compared with the same period a year ago. Subsequent to the close of the fourth quarter of fiscal 2006, Avanir:

•	Received an approvable letter from the U.S. Food and Drug Administration (“FDA”) for Zenvia for the treatment of involuntary emotional expression disorder (“IEED”). We have scheduled a meeting with the FDA in the first quarter of calendar 2007 and will provide an update on the path forward once that is determined.

•	Completed an equity offering raising approximately $14.4 million of net proceeds. As required by the note obligation associated with our acquisition of Alamo Pharmaceuticals, we used $2.9 million of the funds raised to repay part of this outstanding debt.

•	Announced initiatives taken to reduce ongoing operating expenses including suspending commercial initiatives focused on Zenvia for involuntary emotional expression disorder; placing on hold activities associated with the selective cytokine inhibitor clinical development program; and reducing the overall workforce by approximately 16%.

•	Enrolled the last patient in our ongoing Zenvia Phase III painful diabetic neuropathy trial. Data from the trial is currently anticipated by mid-2007

Revenues for the fourth quarter of fiscal 2006 were $2.2 million, compared to $11.8 million in the same period a year ago. Revenues in the fourth quarter of fiscal 2006 included $1.7 million in research services from collaborations with Novartis and AztraZeneca, recognition of $464,000 from the sale of abreva® royalty rights to Drug Royalty USA, and revenues from license fees and government research grants totaling $29,000.

In connection with the acquisition of Alamo Pharmaceuticals in May 2006 the Company began to market FazaClo® (clozapine, USP). Since completing the acquisition, the Company has recorded all wholesaler shipments of FazaClo as deferred revenue and will continue to do so until the Company has evidence of the expiration of the right-of-return or can reasonably estimate future product returns. The Company has recorded as net deferred revenues wholesaler shipments for FazaClo totaling $2.8 million for the fourth quarter of fiscal 2006. The Company currently believes it will begin to recognize revenue for this product in the first fiscal quarter of 2007.

Total operating expenses were $24.2 million in the fourth fiscal quarter of 2006, compared to $13.3 million in the same period in fiscal 2005. This increase of $10.9 million included a $2.3 million increase related to the expansion of our commercial organization in preparation for the planned launch of Zenvia, $4.8 million from the addition of Alamo operations, $1.1 million in stock-based compensation, a $3.7 million increase in research and development, primarily for medical affairs, and a $211,000 increase in general and administrative expense; offset in part by a $1.3 million adjustment to fair value of acquired in-process research and development in connection with the Alamo acquisition.

Balance Sheet Highlights
As of September 30, 2006, we had cash and investments in securities totaling $24.8 million, including cash and cash equivalents of $4.9 million, short and long-term investments in securities of $19.0 million and restricted investments in securities of $857,000.

Fiscal Year 2006 Results
For the fiscal year ended September 30, 2006, Avanir’s loss before cumulative effect of change in accounting principle was $58.9 million, or $1.92 per share compared to a net loss of $30.6 million, or $1.19 per share, for the fiscal year ended September 30, 2005. The net loss for fiscal 2006 was $62.6 million, or $2.04 per share compared to a net loss of $30.6 million, or $1.19 per share, for the fiscal year ended September 30, 2005.

Total revenues for fiscal 2006 amounted to $15.2 million, compared to $16.7 million for fiscal 2005. Revenues for the fiscal year 2006 included $5.0 million relating to the achievement of a milestone under the AztraZeneca license agreement, $7.8 million in research service revenues generated from our collaborative agreements with Novartis and AstraZeneca executed in April 2005 and July 2005, respectively, and $1.9 million from the recognition of revenue related to the sale of an undivided interest in our abreva license agreement to Drug Royalty USA. Revenues for fiscal 2005 included $12.8 million in connection with the AstraZeneca, Novartis and other licenses, $1.8 million that the Company recognized from the sale of abreva royalty rights, $1.6 million from research services and $503,000 from government research grants. Since completing the acquisition of Alamo, the Company has recorded as net deferred revenues wholesaler shipments for FazaClo totaling $4.0 million.

Operating expenses for fiscal 2006 amounted to $75.2 million, compared to $47.8 million in the same period in fiscal 2005. R&D expenses were $36.7 million in fiscal 2006, compared to $29.0 million in the same period a year ago. The increase included a $1.3 million charge for acquired in-process research and development in connection with the acquisition of Alamo.

Selling, general and administrative expenses increased by $19.3 million. The increase is primarily due to $6.2 million in costs incurred in connection with preparation for the potential launch of Zenvia, $5.7 million in expense from the addition of Alamo operations, a $3.9 million increase in medical educational grants, $2.5 million in stock-based compensation expense and a $1.4 million increase in salaries and benefits primarily related to an increase in headcount.

Conference Call and Webcast
Management will host a conference call with a simultaneous webcast on Monday, December 11, 2006 at 8:00 A.M. Pacific/11:00 A.M. Eastern to discuss the fourth quarter of fiscal 2006 operating performance. The call/webcast will feature Eric Brandt, President and Chief Executive Officer, Michael Puntoriero, Senior Vice President and Chief Financial Officer, and Dr. Randall Kaye, Vice President, Clinical and Medical Affairs. The webcast will be available live via the Internet by accessing Avanir’s website at www.avanir.com. Replays of the webcast will be available for 30 days, and a phone replay will be available through January 11, 2007 by dialing 800-642-1687 (domestic) and 706-645-9291 (international) and entering the passcode 1171808.

About Avanir
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo®, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard schizophrenic drug treatments. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenic or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Zenvia™, Avanir’s lead product candidate for the treatment of involuntary emotional expression disorder (IEED), is the subject of an approvable letter from the FDA and future development plans for this product candidate are under consideration. The Company does not know at this time what impact, if any, the ongoing discussions with the FDA for IEED may have on the development of Zenvia for other indications. Additionally, Avanir has completed the patient recruitment in a Phase III clinical trial with Zenvia as a potential treatment for patients with painful diabetic neuropathy. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease.  The Company’s first commercialized product, abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.   There can be no assurance that the Company will continue the clinical development of Zenvia after its planned meeting with the FDA or that Zenvia will receive FDA regulatory approval for any indication. There can also be no assurance that the FDA will not require additional evidence of Zenvia’s safety and/or efficacy, notwithstanding the existence of an SPA for the Company’s neuropathic pain clinical trials. If regulatory approval is received, there can be no assurance that AVANIR will be able to market Zenvia successfully. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and control of the Company. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, in the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2006, and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien
949-389-6789
pobrien@avanir.com

– Tables to follow –

AVANIR PHARMACEUTICALS
Summary Consolidated Financial Information (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
Consolidated Statement of
Operations Data:	2006	2005	2006	2005
Revenues	$2,208,689	$11,823,638	$15,185,852	$16,690,574

Operating expenses:
Research and development:
Partner funded	1,895,601	1,992,338	7,198,397	2,346,044
Grant funded	77,620	78,857	292,111	497,210
Company funded	7,433,939	3,959,835	29,222,089	26,140,504

Total research and development	9,407,160	6,031,030	36,712,597	28,983,758
Selling, general and administrative	14,687,887	7,233,926	38,054,219	18,796,188
Costs of product sales	154,881	—	415,045	3,102

Total operating expenses	24,249,928	13,264,956	75,181,861	47,783,048

Loss from operations	(22,041,239)	(1,441,318)	(59,996,009)	(31,092,474)
Interest income	349,513	193,836	1,794,049	619,857
Interest expense	(529,728)	(23,075)	(765,871)	(92,533)
Other income (expense), net	43,514	10,974	33,505	(39,601)

Net loss before income taxes	(22,177,940)	(1,259,583)	(58,934,326)	(30,604,751)
Income tax benefits (provision)	800	99	(2,430)	(1,813)

Loss before cumulative effect of change in accounting principle	(22,177,140)	(1,259,484)	(58,936,756)	(30,606,564)
Cumulative effect of change in accounting principle	—	—	(3,616,058)	—

Net loss	$(22,177,140)	$(1,259,484)	$(62,552,814)	$(30,606,564)

Basic and diluted loss per share:
Loss before cumulative effect of change in accounting principle	$(0.70)	$(0.05)	$(1.92)	$(1.19)
Cumulative effect of change in accounting principle	—	—	(0.12)	—

Net loss	$(0.70)	$(0.05)	$(2.04)	$(1.19)

Basic and diluted weighted average number of common shares outstanding	31,472,217	27,089,552	30,634,872	25,617,432

	September 30, 2006	September 30, 2005
Balance Sheet Data:
Total cash and investments in securities	$24,750,073	$27,537,586
Net working capital	$(6,902,991)	$11,969,450
Total assets	$71,462,337	$41,401,990
Deferred revenues	$23,309,325	$19,158,210
Notes payable and capital lease obligations	$25,788,310	$990,594
Total liabilities	$77,136,872	$32,267,111
Shareholders’ equity	$(5,674,535)	$9,134,879